UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Smith & Wesson Holding Corporation

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SMITH & WESSON HOLDING CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 17, 2007
     The Annual Meeting of Stockholders of Smith & Wesson Holding Corporation, a Nevada corporation, will be held at 9:00 a.m., on Monday, September 17, 2007 at Suite 700, 2375 East Camelback Road, Phoenix, Arizona, for the following purposes:
     1. To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.
     2. To vote on the approval of an amendment to our Amended and Restated Articles of Incorporation to provide for staggered three-year terms for members of our Board of Directors.
     3. To approve the potential issuance of shares of our common stock in connection with the conversion of, and the potential payment of a make whole premium on, our 4% senior convertible notes due 2026.
     4. To ratify the appointment of BDO Seidman, LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending April 30, 2008.
     5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.
     These items of business are more fully described in the proxy statement accompanying this Notice.
     Only stockholders of record at the close of business on July 31, 2007 are entitled to notice of and to vote at the meeting.
     All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder of record attending the meeting may vote in person even if the stockholder previously has returned a proxy.

Sincerely,

Springfield, Massachusetts August ___, 2007	Ann B. Makkiya Secretary

SMITH & WESSON HOLDING CORPORATION
2100 Roosevelt Avenue
Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS
General
     The enclosed proxy is solicited on behalf of Smith & Wesson Holding Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Monday, September 17, 2007 at 9:00 a.m., or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at Suite 700, 2375 East Camelback Road, Phoenix, Arizona.
     The approximate date on which we intend to mail these proxy solicitation materials to all stockholders entitled to vote at the meeting is August 15, 2007.
Voting Securities and Voting Rights
     Stockholders of record at the close of business on July 31, 2007, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 40,117,868 shares of our common stock, $0.001 par value per share.
     The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. Assuming that a quorum is present, the nine persons receiving the largest number of “for” votes of common stock of our company present in person or represented by proxy at the meeting and entitled to vote (a plurality) will be elected directors. The approval of an amendment to our Amended and Restated Articles of Incorporation requires the affirmative vote of a majority of our outstanding common stock. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the approval of the issuance of shares of our common stock upon the conversion of our convertible notes and for the ratification of the appointment of BDO Seidman, LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending April 30, 2008.
     Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting and will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.
Voting of Proxies
     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “for” the election of the nominees set forth in this proxy statement, “for” the amendment to our Amended and Restated Articles of Incorporation, “for” the approval of the issuance of our common stock and “for” the ratification of the appointment of BDO Seidman, LLP as the independent auditor of our company for the fiscal year ending April 30, 2008.

Revocability of Proxies
     Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.
Solicitation
     We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or telegram, without additional compensation.
Annual Report and Other Matters
     Our 2007 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
     We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2007 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
     Our Articles of Incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our Articles of Incorporation as currently in effect provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified. Our Board of Directors has approved, and is submitting to stockholders for approval at this meeting, an amendment to our Amended and Restated Articles of Incorporation that divides our directors into three classes, with one class standing for election each year for a three-year term.
     A board of nine directors is to be elected at this meeting. In the event that the nominees receive a plurality of the votes properly cast in person or by proxy in voting on the election of directors and the stockholders approve the proposed Amended and Restated Articles of Incorporation, John B. Furman, Michael F. Golden, and Robert L. Scott will be elected as Class I directors for a one-year term; Barry M. Monheit, David M. Stone, and I. Marie Wadecki will be elected as Class II directors for a two-year term; and Jeffrey D. Buchanan, Colton R. Melby, and Mitchell A. Saltz will be elected as Class III directors for a three-year term. In the event that the nominees receive a plurality of the votes properly cast in person or by proxy in voting on the election of directors and the proposed amendment to our Amended and Restated Articles of Incorporation is not approved by the requisite vote, the nominees will be elected as directors until the next annual meeting of stockholders.
     Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.
     The Board of Directors recommends a vote “for” the nominees listed below.
     The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Barry M. Monheit	60	Chairman of the Board
Robert L. Scott	61	Vice Chairman of the Board
Michael F. Golden	53	President, Chief Executive Officer, and Director
Jeffrey D. Buchanan	51	Director (1)(2)
John B. Furman	63	Director (1)(2)(3)
Colton R. Melby	49	Director
Mitchell A. Saltz	54	Director
I. Marie Wadecki	58	Director (1)(3)
David M. Stone	55	Director (2)(3)

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominations and Corporate Governance Committee.
     Barry M. Monheit has served as a director of our company since February 2004. From July 1992 until January 1, 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., a multi-disciplined consulting firm listed on the New York Stock Exchange, serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice.
     Robert L. Scott has served as a director of our company since December 1999. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 5, 2003; and the President of Smith & Wesson Corp. from May 2001 until December 2002.

     From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company.
     Michael F. Golden has served as the President and Chief Executive Officer and a director of our company since December 2004. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of Black and Decker where he was employed from 1981 until 1996.
     Jeffrey D. Buchanan has served as a director of our company since November 2004. Mr. Buchanan is currently a Senior Managing Director of Alare Capital Partners, L.L.C., a merchant bank and strategic advisory firm, and ACN Securities, Inc., a registered broker dealer. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served as Executive Vice President of Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, from June 1998 until February 2005; as Chief Financial Officer and Treasurer of that company from June 1996 until February 2005; and as Secretary of that company from May 1996 until February 2005. Mr. Buchanan served as Vice President — Finance, Administration, and Legal of that company from June 1996 until July 1998 and as Vice President — Legal and Administration of that company from May 1996 to June 1996. Mr. Buchanan served from June 1986 until May 1996 as a business lawyer with O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, most recently as a senior member of that firm. Mr. Buchanan was associated with the international law firm of Davis Wright Tremaine from 1984 to 1986, and he was a senior staff person at Deloitte & Touche from 1982 to 1984. Mr. Buchanan is a director of Synaptics Incorporated, a Nasdaq Global Select Market listed company that is a leading worldwide developer and supplier of custom-designed user interface solutions, and a director of NuVision U.S., Inc., a privately owned display company. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005.
     John B. Furman has served as a director of our company since April 2004. Mr. Furman is a consultant to public and private companies, with a focus on product commercialization, business transactions, and financial restructurings. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly owned provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange-listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman is a director of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer.
     Colton R. Melby has served as a director of our company since May 2001. Mr. Melby is a private investor. Mr. Melby served as President and Chief Operating Officer of our company from September 2002 through December 5, 2003. In addition, Mr. Melby served as Executive Vice President of our company from May 2002 until September 2002. Prior to joining our company, Mr. Melby was a strategic investor and independent business consultant. Mr. Melby also served in a number of positions within the aerospace industry, most recently with Metal Form, Inc., a privately held Kent, Washington-based aerospace manufacturing company, where he was President and Chief Executive Officer from 1987 to September 1999.
     Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz is a private investor. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 5, 2003. Mr. Saltz previously was a strategic investor and independent consultant.
     David M. Stone has served as a director of our company since September 2006. Admiral Stone has been the President and Chief Executive Officer of The Alacrity Homeland Group, a provider of strategic planning, government affairs, and corporate development services dealing with Homeland Security and critical infrastructure protection, since January 2006. Admiral Stone also serves as Founder, President, and CEO of The Alacrity Solutions Corporation, a provider of tailored consulting services to high technology companies that he established in November 2005. Admiral Stone was the Assistant Secretary of Homeland Security

for the Transportation Security Administration from December 2003 until June 2005, the Deputy Chief of Staff at the Transportation Security Administration from August 2003 to December 2003, and the Homeland Federal Security Director at Los Angeles International Airport from July 2002 until May 2003. Admiral Stone retired in April 2002 after a 28 year career in the United States Navy achieving the rank of Rear Admiral. Admiral Stone is a director of BEI Precision Systems and Space Company Inc., Skyport Global Communications Corporation, and S2 Global Corporation. He is also Vice Chairman of the Board of The Ocean Security Initiative, a non-profit organization focusing on building global private-public partnerships in the maritime domain.
     I. Marie Wadecki has served as a director of our company since September 2002. Ms. Wadecki has been the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.1 billion seven hospital health care system, since January 2001. Ms. Wadecki has been with McLaren for more than 30 years, holding positions of increasing responsibility. From January 1996 through December 2000, Ms. Wadecki served as McLaren Regional Medical Center Budget Manager. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, and Hospital Financial Management Association.
Information Relating to Corporate Governance and the Board of Directors
     Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has created three standing committees: an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee. Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Jeffrey D. Buchanan, John B. Furman, Colton R. Melby, Barry M. Monheit, Mitchell A. Saltz, David M. Stone, and I. Marie Wadecki is an independent director because they have no material relationship with our company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). Michael F. Golden, who is a current employee of our company, is an employee director; and Robert L. Scott, is a non-employee director.
     Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by the board. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.smith-wesson.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq Global Select Market regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at the address of our executive offices set forth in this proxy statement.
     We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of the Board serves as the presiding director of such executive sessions.
     Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including the members of our various board committees, by submitting a letter addressed to the Board of Directors of Smith & Wesson Holding Corporation c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.
     The Audit Committee
     The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter, and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

     The Audit Committee currently consists of Messrs. Buchanan and Furman and Ms. Wadecki, each of whom is an independent director of our company under the rules of the Nasdaq Global Select Market as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Buchanan serves as the Chairman of the Audit Committee. The Board of Directors has determined that each of Messrs. Buchanan and Furman and Ms. Wadecki, whose backgrounds are detailed above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.
     The Compensation Committee
     The purposes of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Buchanan, Furman, and Stone, with Mr. Furman serving as Chairman.
     The Nominations and Corporate Governance Committee
     The purposes of the Nominations and Corporate Governance Committee include the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Furman and Stone and Ms. Wadecki. Ms. Wadecki currently chairs the committee.
     The Nominations and Corporate Governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominations and Corporate Governance Committee are independent, as that term is defined under the rules of the Nasdaq Global Select Market.
     Our Board of Directors held a total of 11 meetings during the fiscal year ended April 30, 2007. During the fiscal year ended April 30, 2007, the Audit Committee held six meetings; the Compensation Committee held two meetings; and the Nominations and Corporate Governance Committee held two meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member. We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our 2006 annual meeting of stockholders.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee is authorized to determine and approve, or make recommendations to the Board of Directors with respect to, the compensation of our Chief Executive Officer and other executive officers and grant or recommend the grant of stock-based compensation to our Chief Executive Officer and other executive officers under our 2004 Incentive Stock Plan.
     The compensation program for executive officers consists primarily of base salary, performance based bonuses, and long-term incentives in the form of stock-based compensation, including stock options, restricted stock, restricted stock units, and other long-term equity incentives. Executives also participate in other benefit plans, including medical and retirement plans, which generally are available to all regular full-time employees of our company.

     Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives. We establish annual bonus programs designed to reward individuals for performance based primarily on our financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value.
     The committee generally recommends base salary levels for executive officers of our company at the beginning of each fiscal year and recommends bonuses at the end of each fiscal year based upon the performance of our company and our executives. The Compensation Committee held two meetings during fiscal 2007.
Philosophy
The goals of our executive compensation program are as follows:
•	to attract, retain, and motivate highly qualified executives;
•	to reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;
•	to reflect our philosophy of pay-for-performance;
•	to provide a rational and consistent approach to compensation, which is understood by senior leadership;
•	to align compensation to the interests of our company as a whole and its stockholders; and
•	to recognize corporate stewardship and fiscal responsibility.
Role of the Compensation Committee and Chief Executive Officer
     The Compensation Committee of our Board of Directors reviews and recommends to the full board the compensation of our chief executive officer and our other executive officers. Annually, our Compensation Committee evaluates the performance of our chief executive officer and recommends to our Board of Directors the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee together with our chief executive officer annually assess the performance of our other executive officers. Based on recommendations from our chief executive officer and the determinations of our Compensation Committee, our Compensation Committee makes recommendations to our Board of Directors regarding the compensation of our other executive officers.
Compensation Surveys and Compensation Consultants
     In determining compensation levels, we regularly review compensation levels in our geographical area, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other industries, and compensation levels that we deem appropriate to retain and motivate our executives. From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of our compensation consultants, and our compensation consultants report directly to our Compensation Committee.
Base Salary and Annual Incentives
     We target base compensation at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation but reflecting the possible receipt of incentive compensation. Base salaries for executive officers are established based on an executive’s position, responsibilities, skills, and experience. In determining base compensation, we also take into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The committee’s evaluation of the foregoing factors is subjective, and the committee does not assign a particular weight to any one factor. Our base salary levels may be lower than base salary levels at other companies that do not place as much emphasis as we do on paying for performance.

     We establish annual incentive compensation programs for our executives. In establishing a compensation program for any particular year, we focus on then current corporate goals. Annual incentive awards are based on our financial performance and the efforts of our executives.
Stock-Based Compensation Grants
     We strongly believe in tying executive rewards directly to our long-term success and increases in stockholder value through grants of stock-based awards. Stock-based awards also will enable executives to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account previous grants to an individual. Historically, our stock-based compensation has been through the grant of stock options and restricted stock units, or RSUs. We set vesting levels over multiple year periods to encourage executive retention.
Other Benefits
     Executive officers are eligible to participate in benefit programs maintained for all of our full-time employees. These programs include medical insurance, a qualified defined investment plan, a non-contributory profit sharing plan, and a medical program.
Deductibility of Executive Compensation
     We take into account the tax effect of our compensation. Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).
Accounting Considerations
     We account for stock-based employee compensation arrangements in accordance with the provisions of SFAS 123(R). In determining stock-based awards, we consider the potential expense of those grants under SFAS 123(R) and the impact on our earnings per share.
Policies for the Pricing and Timing of Stock-Based Grants
     We set the price of all stock-based awards at the closing price of our stock on the Nasdaq Global Select Market on the date of grant. We grant the stock-based compensation annually on a scheduled date each year. In the case of new hires, grant prices are determined by the closing price of our common stock on the date the employee reports for service. We authorize our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to the Compensation Committee.
Fiscal 2007 Incentive Compensation Program
     We hired Towers Perrin to assist us in the design of our compensation program for fiscal 2007. Towers Perrin identified two groups of companies deemed to be comparable to us: one group consisted of industry peers involved in guns, defense, security, and brand name durable goods, and one group consisted of small-cap, high-performing companies from across industry lines that outperformed the S&P 600 Small Cap Index. The industry peers were Armor Holdings, Nautilus, Inc., DHB Industries, Ceradyne Inc., II-VI Inc., Directed Electronics, Rockford Corp., Allied Defense Group, Lowrance Electronics, LoJack Corp., Sturm, Ruger & Co., CompuDyne Corp., Zygo Corp., Excel Technology, Meade Instruments, Cybex International, Colt Defense Inc., Firearms Training Syst., TASER International, KVH Industries, and Arotech Corp. The high performing peers were Hydril Co., Dionex Corp., WD-40 Co., Mercury Computer, Biosite Inc., Daktronics Inc., CARBO Ceramics, Ceradyne Inc., Hansen Natural, Mobile Mini Inc., Multimedia Games, Merit Medical, Power Integrations, ANSYS Inc., EPIQ Systems, Quality Systems, Shuffle Master Inc., Catapult Commun., Kensey Nash, and SurModics Inc. Towers Perrin provided us with the survey results and an analysis of our peer companies; determined our position among the peer groups; developed recommendations and guidelines for the structure of our compensation program; and reviewed the overall compensation package and advised our Compensation Committee regarding the appropriateness of our compensation program.

     Our incentive compensation program covering our executive officers for fiscal 2007 established two thresholds, based on our performance under three performance criteria: sales, operating profit, and return on assets. Meeting the objectives for each of the three performance criteria of the first threshold would result in the establishment of an incentive pool of 1.5% of our fiscal 2007 operating income. The incentive pool would then be distributed among all our executive officers on a weighted pro rata basis calculated by multiplying the base salary of the Chief Executive Officer and Chief Operating Officer of Smith & Wesson Corp. by 75% and the base salary of each other executive officer by 50%, which we call the modified base salary, and then distributing a percentage of the pool to an executive equal to which that the modified base salary for that executive officer bears to the modified base salaries for all executive officers. No incentive compensation would be payable in the event of the failure to achieve all three performance criteria.
     Meeting the objectives for each of the performance criteria of the second threshold would result in our Chief Executive Officer and Chief Operating Officer of Smith & Wesson Corp. receiving incentive compensation equal to 75% of their base salaries and each other executive officer instead receiving incentive compensation equal to 50% of base salary, plus, in each case, a percentage of base salary equal to the percentage by which our operating profit exceeded the operating profit performance criteria in the second threshold.
     For fiscal 2007, our stock-based compensation grants took the form of grants of restricted stock units. Pursuant to the grants, each officer becomes vested in the restricted stock units as to one-third of the restricted stock units on each of the first, second, and third anniversaries of the date of grant. The stock underlying vested restricted stock units is scheduled to be delivered on June 25th of each year. Each officer forfeits the unvested portion, if any, of the restricted stock units if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the administrator of our 2004 Incentive Compensation Plan. Upon a change in control of our company, the vesting on any unvested restricted stock units will accelerate and the delivery of the underlying shares will accelerate. We concluded that the grants of restricted stock units rather than stock options for fiscal 2007 were in the best interests of our company and its stockholders based on the expense of the awards.
     During fiscal 2007, the committee evaluated the factors described above in determining the base salary and other compensation of Michael F. Golden, our President and Chief Executive Officer. We have an employment agreement with Mr. Golden. See “Executive Compensation — Employment Agreement.” We paid Mr. Golden a base salary during fiscal 2007 as provided under his employment agreement and a bonus of $399,533 under our incentive compensation program for fiscal 2007.
     Our compensation arrangements with any of our executive officers did not exceed the limits on deductibility under Section 162(m) during our fiscal year ended April 30, 2007.
REPORT OF THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
     Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
John B. Furman, Chairman
Jeffrey D. Buchanan
David M. Stone

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the fiscal year ended April 30, 2007, our Compensation Committee consisted of Messrs. Buchanan, Furman, and Stone. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors.
EXECUTIVE COMPENSATION
Summary of Cash and Other Compensation
     The following table sets forth, for the fiscal year ended April 30, 2007, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-Equity	Value and
Name						Incentive	Nonqualified
and					Option	Plan	Deferred	All Other
Principal		Salary	Bonus	Stock Awards	Awards	Compensation	Compensation	Compensation		Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings ($)(6)	($)(7)		($)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Michael F. Golden	2007	$450,000	—	$184,397	$255,081	$428,900	—	$50,953	(9)	$1,369,331
President and Chief Executive Officer
John A. Kelly	2007	$226,815	—	$45,079	$62,234	$174,146	—	$26,223	(11)	$534,497
Chief Financial Officer and Treasurer
Leland A. Nichols(10)	2007	$278,258	—	$90,152	$96,534	$277,785	—	$18,782	(12)	$761,511
Vice President — Sales
Thomas L. Taylor	2007	$211,965	—	$45,079	$49,083	$164,594	—	$20,514	(13)	$491,235
Vice President - Marketing
Kenneth W. Chandler	2007	$221,565	—	$45,079	$96,188	$170,962	—	$19,738	(14)	$553,532
Vice President - Operations

(1)	The base salaries set forth in this column reflect salary increases effective as of the first day of our 2007 fiscal year for each of the named officers except for Mr. Golden. Mr. Golden received a base salary as provided in his employment agreement.

(2)	No discretionary bonuses were paid for fiscal 2007. Bonuses were paid pursuant to our 2007 Incentive Compensation Program (see column (g)).

(3)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2007 with respect to the grant of restricted stock units, in accordance with SFAS 123(R). See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year ended April 30, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). We calculated the estimated fair value of each award of restricted stock units using the fair value of our common stock at the close of market on the date of grant. The compensation expense is recognized over the vesting period. For further information on these awards, see the Grants of Plan-Based Awards table in the “Executive Compensation” section of this proxy statement. There were no other forfeitures of RSUs by any of the named executive officers in fiscal 2007.

(4)	No stock options were granted to our named executive officers in fiscal 2007. We granted restricted stock units rather than stock options to the named executive officers in fiscal 2007. The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS 123(R), and thus includes amounts from awards granted in previous years that vested in fiscal 2006. We calculated the original estimated fair value of each option award on the date of grant using the Black-Scholes option pricing model. There were no option forfeitures in fiscal 2007. See Note 17 to the Consolidated Financial Statements in our Form 10-K for the year ended April 30, 2007.

(5)	The amount shown in this column constitute payments made under our fiscal 2007 Incentive Compensation Program and our profit sharing plan, which were both calculated and paid in fiscal 2008 but are included in compensation for fiscal 2007, the year in which they were earned. See “Compensation Discussion and Analysis” for more information regarding our fiscal 2007 Incentive Compensation Program and our profit sharing plan.

(6)	We do not maintain any pension or nonqualified deferred compensation program for executive officers.

(7)	This column sets forth the value of all perquisites.

(8)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(9)	Consists of car allowance ($12,000), reimbursement for insurance premiums for disability insurance ($9,603), matching contributions to our defined contribution plan ($6,600), and reimbursement for premiums under a $5.0 million term life insurance policy ($22,750).

(10)	Mr. Nichols also has served as the Chief Operating Officer of our subsidiary, Smith & Wesson Corp., since April 2006.

(11)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($5,820), and reimbursement for insurance premiums for disability insurance ($9,603).

(12)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($4,727), reimbursement for insurance premiums for disability insurance ($2,742), and relocation.

(13)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($6,775), and reimbursement for insurance premiums for disability insurance ($2,939).

(14)	Consists of car allowance ($10,800), matching contributions to our defined contribution plan ($6,115), and reimbursement for insurance premiums for disability insurance ($2,823).
Grants of Plan-Based Awards
     The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended April 30, 2007.
GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option
								Awards:	Awards:
								Number	Price of		Grant
		Estimated Future Payouts			Estimated Future Payouts			of	Number of	Exercise	Date Fair
		Under Non-Equity			Under Equity Incentive			Shares	Securities	or Base	Value of
		Incentive Plan Awards(3)			Plan Awards			of Stock	Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)	(#)	($/Sh)	Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Michael F. Golden	5/15/06	—	—	—	—	—	—	90,000	—	—	$576,900
John A. Kelly	5/15/06	—	—	—	—	—	—	22,000	—	—	$141,020
Leland A. Nichols	5/15/06	—	—	—	—	—	—	44,000	—	—	$282,040
Thomas L. Taylor	5/15/06	—	—	—	—	—	—	22,000	—	—	$141,020
Kenneth W. Chandler	5/15/06	—	—	—	—	—	—	22,000	—	—	$141,020

(1)	These restricted stock units were granted under our 2004 Incentive Stock Plan and vest as to one-third of the restricted stock units on each of the first, second, and third anniversaries of the May 15, 2006 date of grant. The stock underlying vested restricted stock units will be delivered on June 25th of each year. Each named executive officer forfeits the unvested portion, if any, of the officer’s restricted stock units if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the Compensation Committee as the administrator of our 2004 Incentive Stock Plan. Upon a change in control of our company, the vesting on any unvested restricted stock units will accelerate and the delivery of the underlying shares will accelerate.

(2)	The amounts in this column reflect the grant date fair value of each option award computed in accordance with SFAS 123(R). See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended April 30, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).

(3)	The fiscal 2007 Non-Equity Incentive Plan was based on achieving certain financial targets for the current year only. The amounts reported in the Summary Compensation Table represent the actual amounts payable under the plan calculated based on the actual fiscal 2007 financial performance of the company. These amounts were paid in full in early fiscal 2008. There are no further payments required or allowed pertaining to the current year plan.
Outstanding Equity Awards
     The following table sets forth information with respect to outstanding equity-based awards held by our named executive officers at April 30, 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity			Number		Equity	Equity Incentive
			Incentive			of	Market	Incentive	Plan Awards:
	Number	Number	Plan Awards:			Shares or	Value of	Plan Awards:	Market or
	of	of	Number of			Units of	Shares or	Number	Payout Value
	Securities	Securities	Securities			Stock	Units of	of Unearned	of Unearned
	Underlying	Underlying	Underlying			That	Stock	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Have	That Have	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael F.	200,000	300,000	—	$1.47	12/6/2014	90,000	$1,234,800	—	—
Golden	33,334	66,000	—	$4.46	7/19/2015	—	—
John A. Kelly	325,000	—	—	$0.81	10/31/2011	22,000	$301,840	—	—
	100,000	—	—	$1.18	9/18/2012	—	—
	16,667	33,333	—	$4.46	7/19/2015	—	—
Leland A.	66,667	33,333	—	$1.80	1/24/2015	44,000	$603,680	—	—
Nichols	16,667	33,333	—	$4.46	7/19/2015	—	—
Thomas L.	31,667	33,333	—	$1.43	7/26/2014	22,000	$301,840	—	—
Taylor	8,334	16,666	—	$4.46	7/19/2015	—	—
Kenneth W.	66,667	33,333	—	$1.55	11/16/2014	22,000	$301,840	—	—
Chandler	50,000	—	—	$4.93	11/8/2015	—	—
	16,667	33,333	—	$4.46	7/19/2015	—	—

(1)	Awards of stock options and restricted stock units under our 2004 Incentive Stock Plan vest one-third on each of the first, second, and third anniversaries of the date of grant.

(2)	The market value of stock reported in column (h) and equity incentive plan awards reported in column (j) is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

Option Exercises and Vested Stock
     The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards.
OPTION EXERCISES AND STOCK VESTING

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Michael F. Golden	—	—	—	—
John A. Kelly	75,000	$598,000	—	—
Leland A. Nichols	—	—	—	—
Thomas L. Taylor	35,000	$473,200	—	—
Kenneth W. Chandler	—	—	—	—
     For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price times the number of options exercised. For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date times the number of shares vested.
Pension Benefits
     We do not offer any pension benefits for any of our executive officers. We maintain a 401(k) plan in which our employees may participate.
Nonqualified Deferred Compensation
     We do not provide for any nonqualified deferred compensation for any of our executive officers.
Employment Agreement
     We and Michael Golden are parties to a revised employment agreement dated as of February 1, 2006 providing for the continued employment of Mr. Golden as the President and Chief Executive Officer of our company. The employment agreement has an initial term of three years and is subject to renewal for successive one-year periods.
     The employment agreement provides for Mr. Golden to receive an annual base salary of $450,000. Under the employment agreement, we provide Mr. Golden with a car allowance of $1,000 per month and Mr. Golden is entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, or benefits as may, from time to time, be provided to other employees of our company. We will also reimburse Mr. Golden for the reasonable insurance premiums (and any taxes incident thereto) for disability insurance covering up to 75% of his base salary; for medical and hospitalization insurance for him, his wife, and his children under the age of 25; and for a $5.0 million term life insurance policy with such beneficiaries as he selects. The agreement contains provisions that prohibit Mr. Golden from competing with our company or soliciting our personnel or employees for periods of 12 and 24 months, respectively, following the termination of his employment with our company.
     The employment agreement provides that either we or Mr. Golden may terminate Mr. Golden’s employment at any time. If we unilaterally terminate Mr. Golden’s employment without cause, Mr. Golden will receive his base salary, an amount equal to the average of his bonus paid for each of the two fiscal years immediately preceding his termination (not taking into account the fiscal year ended April 30, 2005), and any fringe benefits being received by him at the date of termination for a period equal to the greater of the remaining employment term under the agreement or one year after such termination (as of April 30, 2007, this amount would be approximately $1,227,000). In the event that Mr. Golden’s employment is not extended under the agreement at the end of the three-year term or any yearly extension of such term, Mr. Golden will receive, for a period of one year, his base salary, an amount equal to the average of his bonus paid for each of the previous two years, and any fringe benefits then being received by him. If Mr. Golden’s employment is terminated for reason of disability, death, by him voluntarily, or by us for cause as a result of certain acts committed by Mr. Golden (as set forth in the agreement), he will receive no further compensation under the employment agreement. In addition, upon termination of his employment, Mr. Golden must resign all positions, including any positions on the Board of Directors of our company.
Change in Control Arrangements
     Mr. Golden’s employment agreement provides that, in the event of a change of control of our company, Mr. Golden may, at his option and upon written notice to us, terminate his employment, unless the change in control has been approved by our Board of Directors and the provisions of the employment agreement remain in full force and effect and Mr. Golden suffers no reduction in his status, duties, authority, and compensation following the change in control. If Mr. Golden terminates his employment due to a change of control not approved by the Board of Directors or following which the employment agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive his base salary, an amount equal to the average of his bonus paid for each of the two fiscal years immediately preceding his termination (not taking into account the fiscal year ended April 30, 2005), and any fringe benefits being received by him at the date of termination for a period equal to the greater of the remaining employment term under the agreement or one year after such termination. In addition, under the terms of his option agreements, the vesting of Mr. Golden’s stock options or other stock awards is accelerated upon the occurrence of a change of control of our company.
     The Compensation Committee, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in 2004 Incentive Compensation Plan. To date, all stock-based awards have included change in control provisions. To the extent we undergo a sale of all or substantially all of our assets, reorganization, merger, or consolidation in which we do not survive, or in which our securities are exchanged or converted into securities issued by another entity, the plan provides that outstanding options may be assumed or substituted for in accordance with their terms with the consent of our Board of Directors or the committee. If the options are not assumed or substituted for, to the extent applicable, such options will terminate immediately prior to the closing of the corporate transaction. The committee will give option holders a reasonable period of time prior to the closing of the corporate transaction to exercise their outstanding vested options.
2001 Employee Stock Purchase Plan
     Our 2001 employee stock purchase plan is designed to encourage stock ownership in our company by our employees, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors in November 2001 and approved by our stockholders in February 2002. Our Board of Directors amended the plan in May 2004. There are 10,000,000 shares of our common stock currently reserved for issuance under the plan. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, the Board may appoint a committee to administer the plan. The plan gives broad powers to the Board or the committee to administer and interpret the plan.
     The plan permits employees to purchase our common stock at a favorable price and possibly with favorable tax consequences to the participants. All employees of our company or of those subsidiaries designated by the Board who are regularly scheduled to work at least 20 hours per week for more than five months per year are eligible to participate in any of the purchase periods of the plan. However, any participant who would own, as determined under the Internal Revenue Code, immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of our company will not be granted an option under the plan. The plan as revised is implemented in a series of successive offering periods, each with a maximum duration of six months.
     All eligible employees automatically are participants. Eligible employees may elect to participate in the plan on April 1 or October 1 of each year. Subject to certain limitations determined in accordance with calculations set forth in the plan, a participating employee is granted the right to purchase shares of common stock on the last business day on or before each March 31 and September 30 during which the employee is a participant in the plan. Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% of the participant’s compensation on each payroll date. Payment on the initial purchase date in the first offering period will be a lump-sum payment unless the participant elects otherwise. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan.
     As required by tax law, no participant may receive an option under the plan for shares that have a fair market value in excess of $25,000 for any calendar year, determined at the time the option is granted. In addition, no participant may purchase more than 12,500 shares on any purchase date. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.
     No plan contributions or options granted under the plan are assignable or transferable. The expiration date of the plan will be determined by the Board and may be made any time following the close of any six-month exercise period, but may not be longer than 10 years from April 1, 2002. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Board. In the event of a merger, a sale of at least 50 percent of our then outstanding common stock, or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation. If the options under the plan are not assumed or equivalent options are not substituted by the successor corporation, then the purchase date for the options will be accelerated to a date prior to the transaction, and on the closing of the transaction, all outstanding options and the plan will terminate. The unexercised portion of any option granted to an employee under the plan will automatically terminate immediately upon the termination for any reason, including retirement or death, of the employee’s employment.
     The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.
     The Board or the committee may amend, suspend, or terminate the plan at any time, provided that such amendment may not adversely affect the rights of the holder of an option. However, the plan may be amended to shorten any outstanding offerings (even if it adversely affects the option holders) to eliminate or minimize any adverse financial accounting consequences.
     Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.
2001 Stock Option Plan
     Our 2001 Stock Option Plan was designed to attract, motivate, and retain, and reward our employees, officers, directors, and independent contractors by providing them with stock options. Eligible persons under the plan include key personnel (including directors and executive officers), consultants, and independent contractors who perform valuable services for us or our subsidiaries. Persons who are employees of or consultants to us or our subsidiaries, other than directors, executive officers, and persons who own 10 percent or more of our common stock, are eligible to receive options granted under the plan.
     The plan may be administered by the Board of Directors or a committee of the board. The Board of Directors or committee determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject.
     If any change in our common stock occurs through merger, consolidation, reorganization, capitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise, adjustments will be made as to the maximum number of shares subject to the plan and the number of shares and exercise price per share of stock subject to outstanding options.
     There were outstanding issued but unexercised options to acquire 959,000 shares of our common stock at an average exercise price of $1.24 per share under the 2001 Stock Option Plan as of April 30, 2007. Options granted after October 1, 2004 are granted under our 2004 Incentive Stock Plan.

2004 Incentive Stock Plan
     Our 2004 Incentive Stock Plan was adopted by our Board of Directors in May 2004 and approved by our stockholders in September 2004. The plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we may grant stock options, restricted stock, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the plan only to our employees, including our officers who are employees. There were outstanding issued but unexercised options to acquire 1,127,762 shares of our common stock at an average exercise price of $4.53 per share under the plan as of April 30, 2007. The material features of the plan are outlined below.
     Shares available for awards; Adjustments. Under the plan, an aggregate number of shares of common stock equal to the lesser of (1) 15% of the shares of our common stock outstanding from time to time or (2) 10,000,000 shares of common stock is available for issuance pursuant to awards granted under the plan. The number of available shares will be increased by number of shares with respect to which awards previously granted under the plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. The plan also provides for adjustment of the number and kind of shares for which awards may be granted, the number and kind of shares subject to the plan’s annual limits, the number and kind of shares subject to outstanding awards, the applicable exercise price of outstanding awards and any other applicable aspect of an outstanding award, as determined by our committee, in the event of any increase or decrease in the number of issued and outstanding shares of our common stock as a result of any dividend or other distribution (whether in the form of cash, our stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event that affects our stock or such other securities of ours or any other issuer.
     Administration. The plan is administered by a committee of the board. The committee determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject. Awards may be settled in the form of cash, shares of common stock, other awards, or other property in the discretion of the committee. The committee, in its discretion, may accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, including such acceleration in connection with a “change in control” of our company or upon a termination of service after a change in control.
     Stock options and stock appreciation rights. The committee is authorized to grant stock options, including incentive stock options. In addition, the committee is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The committee determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of common stock on the grant date. The committee generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be vested and exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the committee, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards, or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the committee. The committee determines methods of exercise and settlement and other terms of the stock appreciation rights.
     Restricted stock. The committee is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the committee.
     Bonus stock and other stock-based awards. The committee is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements, subject to such terms as the committee may specify. The committee is authorized to grant awards under the plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The committee determines the terms and conditions of such awards.
     Automatic grants to directors. Under the plan, as long as shares are available for grant under the plan, we will make automatic grants of options to our directors. On the date a non-employee director is first appointed or elected to our board of directors, we will automatically grant an option to purchase 25,000 shares to that new director. In addition, each year we will grant an option to purchase 10,000 shares of our common stock to each non-employee director each year at the time of our annual meeting of stockholders, provided that such director did not receive his or her initial automatic grant of an option to purchase 25,000 shares within 90 days of the date of the annual automatic option grant. The exercise price of these options is the fair market value of our common stock on the date of the grant. These options vest and become exercisable as to 1/12th per month after the date of grant, and expire on the tenth anniversary of the date of grant.
     Other terms of awards. Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the committee. Awards under the plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest on deferred amounts. The committee is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.
     Acceleration of Vesting; Change in Control. The committee, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the plan. To the extent we undergo a sale of all or substantially all of our assets, reorganization, merger, or consolidation in which we do not survive, or in which our securities are exchanged or converted into securities issued by another entity, the plan provides that outstanding options may be assumed or substituted for in accordance with their terms with the consent of our Board of Directors or the committee. If the options are not assumed or substituted for, to the extent applicable, such options will terminate immediately prior to the closing of the corporate transaction. The committee will give option holders a reasonable period of time prior to the closing of the corporate transaction to exercise their outstanding vested options.
     Amendment and termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Awards granted prior to such amendment or termination may not materially and adversely affect the rights of any participant with an outstanding award without consent of the participant. Unless terminated earlier by our Board of Directors, the plan will terminate on the earlier of (1) ten years from the date of the later to occur of (i) the original date the plan was approved by our Board of Directors or our stockholders, whichever is earlier, or (ii) the date an increase in the number of shares reserved for issuance under the plan is approved by our Board of Directors (so long as such increase is also approved by our stockholders), and (2) at such time as no shares of common stock remain available for issuance under the plan and our company has no further rights or obligations with respect to outstanding awards under the plan.

DIRECTOR COMPENSATION
     We pay each non-employee director an annual retainer in the amount of $60,000. The non-executive Chairman of the Board and the non-executive Chairman of the Audit Committee each receives an additional $25,000 per year over the standard outside director compensation; the non-executive Vice Chairman of the Board receives an additional $18,000 per year plus a per diem expense allowance of $1,000 while traveling on behalf of our company at various industry functions; and the non-executive chairs of the Compensation Committee and the Nominations and Corporate Governance Committees each receives an additional $6,000 per year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at Board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.
     Each non-employee director receives an automatic grant of options to acquire 25,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives an automatic grant of options to purchase 10,000 shares of our common stock at the time of the meeting of our Board of Directors held immediately following each annual meeting of stockholders.
     The following table sets forth the compensation paid by us to non-employee directors for the fiscal year ended April 30, 2007. Mr. Golden does not receive any compensation for service on our Board of Directors.
DIRECTOR COMPENSATION

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Barry M. Monheit	$84,996	—	$72,896	—	—	—	$157,892
Robert L. Scott	$97,000	—	$72,896	—	—	—	$169,896
Jeffrey D. Buchanan	$85,008	—	$72,896	—	—	—	$157,904
John B. Furman	$63,500	—	$72,896	—	—	—	$136,396
Colton R. Melby	$60,000	—	$72,896	—	—	—	$132,896
Mitchell A. Saltz	$60,000	—	$72,896	—	—	—	$132,896
David M. Stone	$37,167	—	$146,381	—	—	—	$183,548
I. Marie Wadecki	$66,000	—	$72,896	—		—	$138,896
James J. Minder(4)	$27,500	—	$13,646	—	—	—	$41,146

(1)	All fees in fiscal 2007 were paid in cash.

(2)	No stock awards were granted in fiscal 2007.

(3)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes in each fiscal year with respect to option granted, as determined pursuant to SFAS 123(R). See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year ended April 30, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to

SFAS 123(R). For further information on these awards, see the Grants of Plan-Based Awards table in this “Executive Compensation” section of this proxy statement. There were no forfeitures of options by any directors in fiscal 2006. The grant date fair value of the options granted was as follows for each of the directors: Barry M. Monheit: $36,357 (9/21/05) and $95,409 (9/18/06); Robert L. Scott: $36,357 (9/21/05) and $95,409 (9/18/06); Jeffrey D. Buchanan: $36,357 (9/21/05) and $95,409 (9/18/06); John B. Furman: $36,357 (9/21/05) and $95,409 (9/18/06); Colton R. Melby: $36,357 (9/21/05) and $95,409 (9/18/06); Mitchell A. Saltz: $36,357 (9/21/05) and $95,409 (9/18/06); David M. Stone: $238,523 (9/18/06); I. Marie Wadecki: $36,357 (9/21/05) and $95,409 (9/18/06); and James J. Minder: $36,357 (9/21/05).

(4)	James J. Minder retired as a board member during fiscal 2007.
     We lease approximately 2,800 square feet of office space in Scottsdale, Arizona. We previously maintained our executive offices in Scottsdale before moving those offices to Springfield, Massachusetts where our principal manufacturing plant is located. We currently utilize the Scottsdale office for various corporate purposes, including holding board committee and other business meetings and conducting various corporate acquisition and investor relations functions. The office also satisfies the requirement to maintain a Scottsdale office contained in our December 5, 2003 severance agreements entered into with Messrs. Saltz and Melby in connection with their resignations as executive officers of our company.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2007.

	(a) Number of		(c) Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	(b) Weighted	Future Issuance Under
	Exercise of	Average Exercise	Equity Compensation
	Outstanding	Price of Outstanding	Plans (Excluding
	Options, Warrants,	Options, Warrants,	Securities Reflected in
Plan Category	and Rights	and Rights	Column (a))
Equity Compensation Plans Approved by Stockholders	2,086,762	$3.01	15,914,014
Equity Compensation Plans Not Approved by Stockholders (1).	500,000	$1.47	—

Total	2,586,762	$2.71	15,914,014

(1)	Represents option granted pursuant to the Non-Qualified Stock Option Agreement dated December 6, 2004 between us and our chief executive officer. The option grant vests in equal installments over five years and has a maximum term of ten years. Upon termination of employment without cause, the option (to the extent vested and outstanding) will remain exercisable for three months following termination of employment. Upon termination of employment as a result of death or mental or physical disability, the option (to the extent vested and outstanding) will remain exercisable for 12 months after termination of employment. If employment is terminated for cause, the option immediately terminates. Upon a change in control (as defined in the agreement) not approved by the Board of Directors, the option shall become fully vested and exercisable. The option may be exercised by payment of cash or, with the consent of the Company, by promissory note or through a cashless exercise program.

REPORT OF THE AUDIT COMMITTEE
     The Board of Directors has appointed an Audit Committee, consisting of three independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of the Nasdaq Global Select Market and the SEC.
     The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
     In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.
     The committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held six meetings during the fiscal year ended April 30, 2007.
     Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2007 for filing with the SEC.
     The report has been furnished by the Audit Committee of our Board of Directors.

Jeffrey D. Buchanan, Chairman
John B. Furman
I. Marie Wadecki
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.
     Based solely upon our review of the copies of such forms received by us during the fiscal year ended April 30, 2007, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock on July 31, 2007 by (1) each director, nominee for director, and each executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than five percent of our common stock.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
Directors and Executive Officers:
Michael F. Golden (2)	389,699	*
John A. Kelly (3)	479,730	1.18%
Leland A. Nichols (4)	163,680	*
Thomas L. Taylor (5)	50,729	*
Kenneth W. Chandler (6)	136,088	*
Ann B. Makkiya (7)	11,388	*
Jeffrey D. Buchanan (8)	60,000	*
John B. Furman (9)	75,000	*
Colton R. Melby (10)	4,285,000	10.65%
Barry M. Monheit (11)	621,800	1.55%
Mitchell A. Saltz (12)	2,966,100	7.37%
Robert L. Scott (13)	100,000	*
David M. Stone (14)	25,000	*
I. Marie Wadecki (15)	64,250	*

All directors and executive officers as a group (14 persons) (16)	9,428,464	22.68%

*	Less than 1% of the outstanding shares of common stock

(1)	Includes, when applicable, shares owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control, or power of disposition. Also includes shares of common stock that the identified person had the right to acquire within 60 days of July 31, 2007 by the exercise of vested stock options or warrants. In calculating the percentage of ownership, all shares of common stock which the identified person will have the right to acquire within 60 days of July 31, 2007 upon the exercise of vested stock options or warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other person.

(2)	Includes 266,667 shares of common stock issuable upon exercise of vested stock options.

(3)	Includes 458,334 shares of common stock issuable upon exercise of vested stock options.

(4)	Includes 100,001 shares of common stock issuable upon exercise of vested stock options.

(5)	Includes 41,701 shares of common stock issuable upon exercise of vested stock options.

(6)	Includes 118,001 shares of common stock issuable upon exercise of vested stock options.

(7)	Includes 5,000 shares of common stock issuable upon exercise of vested stock options.

(8)	Includes 45,000 shares of common stock issuable upon exercise of vested stock options.

(9)	Includes 40,000 shares of common stock issuable upon exercise of vested stock options.

(10)	Includes 125,000 shares of common stock issuable upon exercise of vested stock options.

(11)	Includes 40,000 shares of common stock issuable upon exercise of vested stock options.

(12)	Includes 125,000 shares of common stock issuable upon exercise of vested stock options. The Shares are held by Mitchell A. Saltz and Sherry L. Noreen, Trustees of the Saltz and Noreen Revocable Family Trust dated August 5, 2005.

(13)	Includes 20,000 shares of common stock issuable upon exercise of vested stock options.

(14)	Includes 25,000 shares of common stock issuable upon exercise of vested stock options.

(15)	Includes 40,000 shares of common stock issuable upon exercise of vested stock options.

(16)	Includes 1,449,704 shares of common stock issuable upon exercise of vested stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Unless delegated to the Compensation Committee by the Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company.
     Our company has entered into indemnification agreements with each of its directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.
     On September 12, 2005, we completed the sale of an aggregate of 6,000,000 shares of common stock and warrants to purchase an additional 1,200,000 shares of common stock at $5.33 per share until September 26, 2006. The sale was made to institutional investors in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D under such act. We received gross proceeds of $26,160,000 for the sale of the shares.
     The proceeds from the sale were used to repurchase outstanding warrants to purchase our common stock held by Mitchell A. Saltz and Robert L. Scott, who are directors of our company, and for working capital. We also entered into an agreement with Messrs. Saltz, Scott, and Colton R. Melby, another director of our company, pursuant to which Messrs. Saltz, Scott, and Melby agreed to sell us an aggregate of 1,200,000 shares of our common stock if requested by us, at a price per share of $5.33 in the event of the exercise of the warrants. In October 2006, we purchased the 1,200,000 shares pursuant to that agreement for $6,396,000.

PROPOSAL TWO
PROPOSAL TO AMEND OUR
AMENDED AND RESTATED ARTICLES OF INCORPORATION
     The Board of Directors has approved a proposal to amend our Amended and Restated Articles of Incorporation to provide for a staggered Board of Directors.
     The proposed amendment to our Amended and Restated Articles of Incorporation divides our Board of Directors into three classes, with one class to stand for election each year for a three-year term after the initial election. The proposal is based on the desire to maintain some degree of continuity on the Board of Directors, particularly as a result of the concentrated stock ownership of our company. The classification of directors, however, also tends to discourage a third party from initiating a proxy solicitation or otherwise attempting to obtain control of our company and may maintain the incumbency of our Board of Directors, as this structure generally increases the difficulty or, or may delay, replacing a majority of directors. Our Amended and Restated Articles of Incorporation authorize our Board of Directors to fill vacancies or newly created directorships. A majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships.
The Board of Directors recommends a vote “FOR” this proposal.
PROPOSAL THREE
APPROVAL OF THE POTENTIAL ISSUANCE
OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE CONVERSION OF, AND THE
POTENTIAL PAYMENT OF A MAKE WHOLE PREMIUM ON, OUR
4% SENIOR CONVERTIBLE NOTES DUE 2026
Summary
     We are asking our stockholders to approve the potential issuance of shares of our common stock in connection with the conversion of our outstanding 4% senior convertible notes due 2026 (the “Notes”) and the potential payment of a make whole premium on the Notes. In December 2006, we closed a private placement transaction (the “Offering”) in which we issued Notes in the aggregate principal amount of $80.0 million to institutional investors.
     The Notes are convertible into shares of our common stock at a conversion price of $12.336 per share. At the current conversion price, the Notes are convertible into 6,485,084 shares of our common stock, or approximately 16.4% of our issued and outstanding common stock at the time of the Offering. The conversion price of the Notes is subject to adjustment upon the occurrence of certain events as further described below. If the conversion price is adjusted downward, we would be required to issue a greater number of shares of our common stock upon conversion of the Notes. In addition, if a fundamental change in our company occurs before December 15, 2011, we may be required to issue additional shares of our common stock to holders of the Notes as a “make whole” premium on the Notes, as further described below.
     As a company listed on the Nasdaq Global Select Market, we are subject to Nasdaq Marketplace Rule 4350(i), which requires a listed company to obtain stockholder approval for the issuance or potential issuance of common stock or securities convertible into common stock if the number of shares to be issued represents 20.0% or more of the company’s common stock (the “20% Rule”). Because of the adjustment and make whole provisions of the Notes, there is a possibility that, if certain events occur, we may be required to issue shares of our common stock to holders of the Notes in an amount that would exceed 20.0% of our issued and outstanding common stock as of the time of the closing of the Offering. Because of the 20% Rule, we cannot issue shares of our common stock in connection with the Notes in excess of 20.0% of our issued and outstanding common stock as of the time of the closing of the Offering unless we first obtain stockholder approval.
Reasons for Stockholder Approval
     Stockholder approval is needed in order to comply with the 20% Rule. If certain events described below occur that result in a downward adjustment of the conversion price of the Notes or in the payment of a make whole premium on the Notes, we may be required to issue shares of our common stock in excess of 20.0% of our issued and outstanding common stock as of the time of the closing of the Offering. Under the terms of the indenture governing the Notes, we agreed with the purchasers of the Notes to seek stockholder approval of the potential issuance of shares of our common stock in excess of the 20.0% threshold. If our stockholders do not approve the proposal, we agreed with the purchasers of the Notes to continue to present the proposal to our stockholders for approval at all subsequent stockholder meetings until the proposal is approved.
Summary of the Terms and Conditions of the Notes
     The terms of the Offering and the Notes are complex and the following summary is not a complete description of the Offering and the Notes. For further information concerning the Offering and the Notes, please see our Current Report on Form 8-K filed with the SEC on December 18, 2006 and the transaction documents filed as exhibits to that report, including the indenture governing the Notes.
General
     On December 15, 2006, we entered into a Securities Purchase Agreement pursuant to which we sold an aggregate of $80.0 million of Notes to institutional investors in a private placement transaction. The Notes were issued pursuant to the terms and conditions of an indenture between us and The Bank of New York Trust Company, N.A., as trustee.
     The Notes are convertible into shares of our common stock, initially at a conversion price of approximately $12.336 per share, or 81.0636 shares per $1,000 principal amount of Notes. As described below, the conversion price may be adjusted if certain events occur. The holders of the Notes may elect to convert the Notes at any time. Currently, the conversion price cannot be adjusted below $10.091 per share until stockholder approval of this proposal is obtained, meaning we may not issue more than 7,927,856 shares of our common stock in connection with the conversion of and payment of any make whole premium on the Notes.
     The Notes pay interest on June 15 and December 15 of each year at an annual rate of 4% of the unpaid principal amount. We will pay additional interest on the Notes if we default on certain of our obligations under the registration rights agreement described below. Because the Registration Statement on Form S-3, registering the Notes and the common stock issuable upon conversion of the Notes for resale by the noteholders was not declared effective by the SEC prior to the agreed upon deadline, we accrued additional interest of $260,000 on the Notes.
     If an event of default on the Notes occurs, the trustee under the indenture or holders of no less than 25% in principal amount of the outstanding Notes may accelerate the payment on the principal amount and any accrued and unpaid interest on the Notes. Events of default include among other events our failure to convert the Notes in accordance with their terms, a default in payment on the Notes, and our breach of any covenants under the indenture.
     On or after December 15, 2009 until December 15, 2011, we may, at our election, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest only if the closing price of our common stock for no fewer than 20 trading days in any period of 30 consecutive trading days exceeds 150% of the then applicable conversion price of the Notes. After December 15, 2011, we may redeem, at our election, all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest.
     Holders of the Notes may require us to repurchase all or part of their Notes on December 15, 2011, December 15, 2016, and December 15, 2021, and in the event of a fundamental change in our company as described below, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. If not redeemed by us or repaid pursuant to the holders’ right to require us to repurchase the Notes, the Notes mature on December 15, 2026.
Adjustments to the Conversion Price of the Notes
     The conversion price of the Notes will be adjusted if any of the following events occur:
(1)	we issue shares of our common stock as a dividend or distribution to all holders of our common stock;

(2)	we subdivide or combine our common stock;

(3)	we issue, to all or substantially all holders of our common stock, any rights, options, or warrants to subscribe for or purchase, for a period expiring within 60 days, our common stock, or securities convertible into or exchangeable or exercisable for our common stock, at a price per share less than the closing price of our common stock on the business day immediately preceding the date of the announcement of such issuance;

(4)	we distribute, to all or substantially all holders of our common stock, shares of our capital stock or evidences of our indebtedness or other non-cash assets, but excluding (i) cash dividends or distributions, (ii) dividends or distributions referred to in (1) above, (iii) rights or warrants referred to in (3) above, and (iv) dividends and distributions in connection with the liquidation, dissolution, or winding up of our company;

(5)	we distribute cash to all or substantially all holders of our common stock; or

(6)	we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent that the per share consideration paid in such offer exceeds the average of the daily closing prices of our common stock for the ten trading days prior to the expiration of such offer.
     If we reclassify or change our outstanding common stock or consolidate, merge, or combine with, or sell or convey all or substantially all of our properties and assets to, any other person, as a result of which transaction holders of our common stock will be entitled to receive stock, securities, or other property or assets (including cash or any combination thereof) with respect to or in exchange for such common stock, then the Notes will be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash or any combination thereof) that the holder thereof would have been entitled to receive upon the transaction had the Notes been converted into shares of our common stock immediately prior to any of these events or, as described below, if we so elect, into shares of the public acquirer common stock.
     Until stockholder approval to issue shares of our common stock in connection with the Notes in excess of 20.0% of our issued and outstanding common stock at the time of the Offering is obtained, the conversion price of the Notes cannot be adjusted below $10.091 per share.
Fundamental Change Transaction
     Under the terms of the indenture governing the Notes, a “fundamental change” of our company will be deemed to have occurred upon a change of control or a termination of trading. A “change of control” is any of the following:
(1)	any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (other than to any of our subsidiaries);

(2)	the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of our company;

(3)	if any person or group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding stock;

(4)	at any time the following persons cease for any reason to constitute a majority of our board of directors:
•	individuals who as of December 15, 2006 constituted our board of directors and

•	any other new directors whose appointment to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were our directors on December 15, 2006, or whose appointment or nomination for election was previously so approved; or
(5)	any consolidation or merger by us where persons who are beneficial owners, directly or indirectly, of our shares of voting stock immediately prior to such transaction no longer beneficially own, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding voting stock of the continuing or surviving corporation or entity.

     A merger or consolidation will not be deemed to constitute a “change of control” if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of shares of capital stock that are listed on, or immediately after the transaction will be listed on, any eligible market and as a result of such transaction our obligations under the Securities Act and the indenture are expressly assumed by the person issuing such consideration in such merger or consolidation and any securities surrendered for conversion would become convertible into such publicly traded securities.
     A “termination of trading” means that the shares of our common stock (or, if applicable, other securities into which the Notes are convertible) are not listed for trading on The New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, or the Nasdaq Global Market.
Payment of Make Whole Premium
     If a holder of Notes elects to convert the Notes in connection with a fundamental change in our company that occurs prior to December 15, 2011, unless we make the election described below, we will be required pay the noteholder a make whole premium by issuing the noteholder additional shares of our common stock upon conversion. The make whole premium will equal the principal amount of the Notes to be converted divided by $1,000 and multiplied by a number of shares of our common stock ranging from 0.4559 to 30.0476 shares, depending on the effective date of the fundamental change and the price of our common stock at the time of such fundamental change as determined in accordance with the terms of the indenture governing the Notes.
     If a fundamental change resulting from any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (other than to any of our subsidiaries), or any consolidation or merger by us where persons who are beneficial owners, directly or indirectly, of our shares of voting stock immediately prior to such transaction no longer beneficially own, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding voting stock of the continuing or surviving corporation or entity, occurs prior to December 15, 2011 and the acquirer has a class of common stock traded on The New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, or the Nasdaq Global Market (a “public acquirer”), and that will be so traded when issued or exchanged in connection with such fundamental change, instead of paying a make whole premium, we may elect to adjust the conversion price of the Notes and the related conversion obligation so that from and after the effective date of the fundamental change, holders of the Notes will be entitled to convert their Notes into shares of the public acquirer’s common stock. Our right to make such election (and thus to be under no obligation to pay the make whole premium) is subject to the satisfaction of various conditions set forth in the indenture governing the Notes.
     Because the amount of any make whole premium that may be paid on the Notes is related to the effective time of the fundamental change and the price of our common stock at such time, we cannot determine the number of shares that we may be required to issue if such a fundamental change occurs. For example, if a fundamental change occurred on December 15, 2009 and the price of our common stock at such time was $15.00 per share, we would be required to issue to noteholders electing to convert their Notes an additional 6.0677 shares per $1,000 of Notes converted if we have not otherwise elected to adjust the conversion price and if the acquirer is a public acquirer as described above. However, if the price of our common stock at such time was more than $25.00 per share, we would not be required to pay any make whole premium on the Notes.
Registration Rights
     We entered into a registration rights agreement with the initial purchasers of the Notes pursuant to which we agreed to use our reasonable best efforts to keep a shelf registration statement covering the resale of the Notes and shares of common stock issuable upon conversion or the Notes effective until the date there are no longer any restrictions on transfer of those securities. If the shelf registration statement is not timely filed or made effective or if the prospectus included in the registration statement is unavailable for a specified period of time, we will be required to pay additional interest on the Notes. Such additional interest will accrue at a rate per 30-day period equal to 0.75% per $1,000 principal amount of the Note. Because the Registration Statement on Form S-3, registering the Notes and the common stock issuable upon conversion of the Notes for resale by the noteholders was not declared effective by the SEC prior to the agreed upon deadline, we accrued additional interest of $260,000 on the Notes. We will not be required to pay more than $6,400,000 of additional interest on the Notes.

Effect of Potential Issuances on Current Stockholders
     Currently, the total number of shares of our common stock issuable upon conversion of the Notes is 6,485,084, or approximately 16.4% of our issued and outstanding common stock. As discussed above, if certain events occur that result in an adjustment of the conversion price, such events may result in the issuance of shares in an amount that would exceed 20.0% of our issued and outstanding common stock, resulting in further dilution to our stockholders. In addition, as described above, if a fundamental change in our company occurs prior to December 15, 2011, we may be required to issue additional shares of common stock to the holders of our Notes as payment of a make whole premium. Such future additional issuances would result in even greater dilution to our stockholders.
     If a downward adjustment to the conversion price of the Notes results in additional shares of our common stock being issued upon conversion of the Notes or we are required to issue additional shares of our common stock as payment of a make whole premium on the Notes upon a fundamental change in our company prior to December 15, 2011, there will be a significant increase in the number of shares of our common stock eligible for sale in the public market and our stock price may decrease as a result of these additional shares entering the market. The subsequent sale of these shares could encourage short selling, placing further downward pressure on our stock price.
Vote Required and Board of Directors’ Recommendation
     The affirmative vote of a majority of the shares of our outstanding common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting will be required to approve this proposal. An abstension will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence of a quorum, but will not be counted for purposes of determining the number of votes cast with respect to this proposal.
The Board of Directors recommends a vote “FOR” approval of this proposal.
PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
     Our Audit Committee has appointed BDO Seidman, LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2008 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of BDO Seidman, LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
     The Audit Committee has considered whether the provision of non-audit services by our auditor is compatible with maintaining the auditor’s independence.
     On October 11, 2005, we dismissed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor. The decision to change our company’s independent registered public accounting firm was recommended and approved by the Audit Committee of our Board of Directors. On October 11, 2005, we engaged BDO Seidman, LLP as our independent auditor. We did not consult with BDO Seidman, LLP during the fiscal years ended April 30, 2004 and 2005 and through October 11, 2005, on either the application of accounting principles or type of opinion BDO Seidman, LLP might issue on our financial statements.
     During the fiscal years ended April 30, 2005 and 2004 and through October 11, 2005, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or accounting scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its reports on our financial statements for such years.
     During the fiscal years ended April 30, 2004 and 2005 and through October 11, 2005, there were no reportable events as defined under Regulation S-K, except as noted below. As more fully discussed in our Form 10-K for the year ended April 30, 2005, our management determined that a “material weakness” existed in internal control over financial reporting related to stock awards as of April 30, 2005. This “material weakness” resulted in the restatement of our financial statements for the years ended April 30, 2002, 2003, and 2004 and for the quarters ended July 31, 2004, October 31, 2004, and January 31, 2005. As more fully discussed in the Item 4 section of our Form 10-Q for the quarter ended July 31, 2005, our management believes that this “material weakness” had been remediated as of July 31, 2005. We authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the material weakness discussed above.
     The reports of PricewaterhouseCoopers LLP on our financial statements as of and for the fiscal years ended April 30, 2004 and 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.
     We requested that PricewaterhouseCoopers LLP furnish a letter addressed to the SEC stating whether PricewaterhouseCoopers LLP agrees with the above statements made by us. A copy of this letter addressed to the SEC, dated October 14, 2005, was filed as an exhibit to our Current Report on Form 8-K dated October 14, 2005.
Audit Fees
     The aggregate fees billed to our company by BDO Seidman, LLP and PricewaterhouseCoopers LLP for the fiscal year ended April 30, 2006 and by BDO Seidman, LLP for the fiscal year ended April 30, 2007, are as follows:

	2006		2007
Audit Fees	$903,265	(1)	$1,384,335
Audit-Related Fees	353,138	(2)	437,956
Tax Fees	—		—
All Other Fees	—		—

Total	$1,256,403		$1,822,291

     (1) Represents $42,875 paid to PricewaterhouseCoopers LLP and $860,390 paid to BDO Seidman LLP.
     (2) Represents $353,138 paid to PricewaterhouseCoopers LLP.
     Audit services for fiscal 2006 and 2007 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and the review of our quarterly financial statements.
     Audit-related services for fiscal 2006 and 2007 consisted of SEC regulatory filing matters. In addition, in 2007, audit-related services included fees related to the January 3, 2007 acquisition of Thompson/Center Arms and the related December 31, 2006 audit of the Thompson/Center Arms financial statements.
Audit Committee Pre-Approval Policies
     The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.
     To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent auditor to management.
     Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
     In order to be included in the proxy statement and form of proxy relating to our annual meeting of stockholders to be held during calendar 2008 stockholder proposals that are intended to be presented by stockholders must be received at our principal executive offices (1) not less than 60 days in advance of such meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year’s annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting, and (2) with respect to any other annual meeting of stockholders, on or before the close of the business on the fifteenth day following the date (or the first date, if there be more than one) of public disclosure of the date of such meeting.
     Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2008, except in circumstances where (1) we receive notice of the proposed matter within the time periods described in the paragraph above, and (2) the proponent complies with the other requirements set forth in Rule 14a-4.
OTHER MATTERS
     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.
Dated: August __, 2007

SMITH & WESSON HOLDING CORPORATION VOTE BY INTERNET — www. proxyvote.com 2100 ROOSEVELT AVENUE Use the Internet to transmit your voting instructions and for SPRINGFIELD, MA 01104 electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by SMITH & WESSON HOLDING CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to SMITH & WESSON HOLDING CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SMITH & WESSON HOLDING CORPORATION Vote On Directors 1. PROPOSAL 1: ELECTION OF DIRECTORS: To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified: For All Withhold All For All Except 01) Barry M. Monheit 02) Robert L. Scott 03) Michael F. Golden 04) Jeffrey D. Buchanan 05) John B. Furman 06) Colton R. Melby 07) Mitchell A. Saltz 08) David M. Stone 09) I. Marie Wadecki To withhold authority to vote for any individual nominee(s), mark the “For All Except” and write the number(2) of the nominee(s) on the line below. Vote on Proposals For Against Abstain 2. PROPOSAL 2: To approve an amendment to our Amended and Restated Articles of Incorporation to provide for staggered three-year terms for members of our Board of Directors. For Against Abstain 3. PROPOSAL 3: To approve the potential issuance of shares of our common stock in connection with the conversion of, and the potential payment of a make whole premium on, our 4% senior convertible notes due 2026. For Against Abstain 4. PROPOSAL 4: To ratify the appointment of BDO Seidman, LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending April 30, 2008. and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted FOR all directors and FOR proposals 2, 3, and 4. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. Signature (Please sign within box) Date Signature (joint owners) Date

SMITH & WESSON HOLDING CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2007 ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 17, 2007 The undersigned stockholder of SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August ___, 2007, and hereby appoints Barry M. Monheit and Michael F. Golden, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of the Company, to be held on Monday, September 17, 2007, at 9:00 a.m., local time, at Suite 700, 2375 East Camelback Road, Phoenix, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors; FOR the amendment to the Company’s Amended and Restated Articles of Incorporation to provide for staggered three-year terms for members of the Company’s board of directors, FOR the approval of the potential issuance of shares of the Company’s common stock in connection with the conversion of, or the payment of a make whole premium on, the Company’s 4% senior convertible notes due 2026, FOR the ratification of the appointment of BDO Seidman LLP as the independent auditor of the Company; and as said proxies deem advisable on such other matters as may come before the meeting. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE.